                                                                    Exhibit 99.3

                              MOBIFON HOLDINGS B.V.

                                OFFER TO EXCHANGE
                 SERIES B 12.50% SENIOR NOTES DUE JULY 31, 2010
                           WHICH HAVE BEEN REGISTERED
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                           FOR ANY AND ALL OUTSTANDING
                 SERIES A 12.50% SENIOR NOTES DUE JULY 31, 2010
                              (CUSIP NO. 607054AA1)

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     Upon and subject to the terms and conditions set forth in the Prospectus,
dated August   , 2003 (the "Prospectus"), of MobiFon Holdings B.V., incorporated in the Netherlands (the "Company"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), Company is making an offer to exchange (the "Registered Exchange Offer") an aggregate principal amount of up to $225,000,000 of Series B 12.50% Senior Notes due July 31, 2010 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended, for an equal principal amount of the outstanding Series A 12.50% Senior Notes due July 31, 2010 (the "Notes"). The Registered Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated June 27, 2003, among the Company and the Bank of Nova Scotia Trust Company of New York on behalf of holders described therein (the "Registration Rights Agreement").

     The CUSIP number for the Notes is 607054AA1.

     We are requesting that you contact your clients for whom you hold Notes regarding the Registered Exchange Offer. For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, or who hold Notes registered in their own names, we are enclosing the following documents:

         1. Prospectus dated August    , 2003;

         2. The Letter of Transmittal for your use and for the information of your clients;

         3. A Notice of Guaranteed Delivery to be used to accept the Registered Exchange Offer if certificates for Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

         4. A form of letter which may be sent to your clients for whose account you hold Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Registered Exchange Offer.

     Your prompt action is requested. The Registered Exchange Offer will expire at 5:00 p.m., New York City time, on September , 2003 (the "Expiration Date") (30 calendar days following the commencement of the Registered Exchange Offer), unless extended by the Company. The Notes tendered pursuant to the Registered Exchange Offer may be withdrawn at any time before the Expiration Date.

     To participate in the Registered Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

     Please note that brokers, dealers, commercial banks, trust companies and other nominees who hold Notes through The Depository Trust Company ("DTC") must effect tenders by book-entry transfer through DTC's Automated Tender Offer Program ("ATOP").

     If holders of Notes wish to tender, but it is impracticable for them to forward their certificates for Notes prior to the expiration of the Registered Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "This Exchange Offer-- Procedures for tendering the old notes--Guaranteed Delivery."

     Additional copies of the enclosed material may be obtained from the Bank of Nova Scotia Trust Company of New York, the Exchange Agent, One Liberty Plaza, 23rd Floor, New York, New York 10006, Attention: Patricia Keane, facsimile (212) 225-5436.

                              MOBIFON HOLDINGS B.V.